                                                                       EXHIBIT C

                                                                [Execution Copy]

                             BIG ENTERTAINMENT, INC.


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                              SHAREHOLDER AGREEMENT


                                January 10, 1999




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

                               TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           ----
SECTION 1 CERTAIN DEFINITIONS................................................................1

SECTION 2 SHAREHOLDER ACTIVITIES.............................................................3

         2.1   Certain Agreements............................................................3

SECTION 3 RESTRICTIONS ON TRANSFER...........................................................4

         3.1   Transfer Restrictions.........................................................4

         3.2   Market Standoff...............................................................5

         3.3   Stop Transfer Order...........................................................5

         3.4   Legend........................................................................5

         3.5   Permitted Transferees; Other Transferees......................................6

SECTION 4 RIGHT OF FIRST REFUSAL.............................................................6

         4.1   Right of First Refusal........................................................6

         4.2   Assignment of Right of First Refusal..........................................7

SECTION 5 RIGHT OF FIRST OFFER...............................................................7

         5.1   Shareholder Offers............................................................7

         5.2   Acceptance of Offer...........................................................8

         5.3   Closing.......................................................................8

         5.4   Limitation of Rights..........................................................8

         5.5   Assignment of Right of First Offer............................................8

SECTION 6 VOTING PROVISIONS..................................................................8

         6.1   Voting by Shareholder.........................................................8

         6.2   Presence for Quorum...........................................................9

SECTION 7 BOARD REPRESENTATION...............................................................9

         7.1   Director Nominees.............................................................9

         7.2   Solicitation of Proxies; No Transfer.........................................10

SECTION 8 EQUITY ACCOUNTING.................................................................10

SECTION 9 MISCELLANEOUS.....................................................................10

         9.1   Termination..................................................................10

         9.2   Specific Enforcement.........................................................10

         9.3   Governing Law................................................................11

         9.4   Successors and Assigns.......................................................11

                                        i
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
         9.5   Entire Agreement; Amendment..................................................11

         9.6   Publicity....................................................................11

         9.7   Confidentiality..............................................................11

         9.8   Notices, etc.................................................................11

         9.9   Severability.................................................................12

         9.10  Titles and Subtitles.........................................................13

         9.11  Facsimile Signatures.........................................................13

         9.12  Counterparts.................................................................13


                              SHAREHOLDER AGREEMENT

               This Shareholder Agreement (this "Agreement") is entered into effective as of January 10, 1999 by and between BIG ENTERTAINMENT, INC., a Florida corporation (the "Company"), and THE TIMES MIRROR COMPANY, a Delaware corporation (the "Shareholder").

                                    RECITALS

               WHEREAS, the Company and Shareholder are parties to that certain Agreement and Plan of Merger dated as of January 10, 1999 (the "Merger Agreement") providing for the acquisition by the Company of Hollywood Online Inc., a California corporation ("Hollywood") from the Shareholder pursuant to a merger of Big Acquisition Corp., a Delaware corporation a wholly owned subsidiary of the Company, with and into Hollywood (the "Merger");

               WHEREAS, as consideration for the Merger, the Shareholder (i) is receiving shares of the Company's Common Stock, par value $.01 per share (the "Company Common Stock") and (ii) may receive shares of the Company's newly-designated Series E Convertible Preferred Stock, par value $0.01 per share (the "Series E Preferred Stock");

               WHEREAS, the Company and Shareholder wish to provide for and acknowledge certain arrangements and understandings following the Merger; and

               WHEREAS, the consummation of the Merger is conditioned upon the execution of this Agreement.

               NOW THEREFORE, in consideration of the foregoing, the parties agree as follows:

                                    SECTION 1

                               CERTAIN DEFINITIONS

               As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

               "Affiliate" means, with respect to any entity, an affiliate of that entity as defined in Rule 12b-2 under the Exchange Act.

               "Beneficial owner" or "beneficially owned" or "beneficial ownership" shall have the meaning assigned to such term in Rule 13d-3 under the Exchange Act.

               "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Florida or California are authorized or required by law to close.

               "Change of Control" means such time as any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons (other than Mitchell Rubenstein and Laurie Silvers) owns more than 50% of the Company Common Stock.

               "Dilutive Transaction" means any proposed transaction or securities offering involving the issuance by the Company of Company Common Stock at a price less than 20% of the Parent Common Stock Price (as defined in the Merger Agreement) that would result in the reduction of the number of shares of Company Common Stock held by the Shareholder as of the date of the proposed transaction or offering by more than 50%.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               "Independent Director" means a member of the Board of Directors of the Company other than any director nominated by the Shareholder or any director having an interest in the matter to be voted upon.

               "Market Price" means (i) in the event the Company Common Stock is listed or traded on any national securities exchange, the average of the daily closing prices per share of the Company Common Stock for the 10 consecutive trading days immediately prior to the date on which the Offer (as defined in Section 5.1) is delivered to the Company; (ii) if the Company Common Stock is not listed or traded on any national securities exchange, the average of the daily high bid and low asked prices per share of the Company Common Stock on the NASDAQ National Market or the NASDAQ SmallCap Market, as applicable, or, if not so listed, in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, for the 10 consecutive trading days immediately prior to the date on which the Offer is delivered to the Company; or (iii) if the Company Common Stock is not so listed or traded, such price as shall be determined in good faith in the reasonable judgment of the Board of Directors of the Company.

               "Permitted Transferee" means (i) any direct or indirect Subsidiary of the Shareholder, provided that the Shareholder shall own, directly or indirectly, all securities of such Subsidiary (a "Wholly Owned Subsidiary"), and (ii) each of The Times Mirror Foundation, the L.A. Times Fund and such other accounts established by the Shareholder and affiliated with the Fidelity charitable gift fund.

               "Person" means any individual, business, trust, unincorporated association, corporation, partnership, joint venture, limited liability company or other entity of any kind.

               "Private Sale" means any sale other than pursuant to an underwritten public offering or pursuant to Rule 144 under the Securities Act.

               "Securities Act" means the Securities Act of 1933, as amended.

               "Subsidiary" means, with respect to any entity, any other entity of which securities or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by such entity.

               "Total Voting Power" means the maximum number of votes that the holders of the Company's capital stock are entitled (determined without regard to the voting provisions of this Agreement) to vote generally in the election of directors (except to the extent such voting rights are contingent upon dividend arrearages or similar circumstances).

               "Transfer" has the meaning specified in Section 3.1(i).

               "Voting Securities" means all classes of the Company's capital stock that are entitled by their terms (and determined without regard to the voting provisions of this Agreement) to vote generally in the election of directors and all options, rights, warrants and other securities convertible into, or exercisable or exchangeable for, any shares of such capital stock.

                                    SECTION 2

                             SHAREHOLDER ACTIVITIES

        2.1 CERTAIN AGREEMENTS. The Shareholder agrees that, except as specifically permitted or contemplated by this Agreement or unless previously approved in writing by the Company upon the approval of a majority of the Independent Directors, the Shareholder and each of its Affiliates will not in any manner, directly or indirectly acting alone or in concert with others:

               (i) acquire, or offer or agree, attempt, seek or propose to acquire, directly or indirectly, any equity securities or property of the Company or any of its successors or subsidiaries (or any direct or indirect beneficial ownership, rights, options or interests therein), except that Permitted Transferees may acquire shares of Company Common Stock from the Shareholder in accordance with the terms of this Agreement;

               (ii) solicit proxies or consents or become a "participant" in a "solicitation" (as such terms are defined or used in Regulation 14A under the Exchange Act), of proxies or consents with respect to securities of the Company or any of its successors or subsidiaries or initiate any shareholder proposal or

        "election contest" (as such term is defined or used in Rule 14a-11 of the Exchange Act) with respect to the Company or any of its successors or subsidiaries or, directly or indirectly, act to encourage, or induce others to take any such action;

               (iii) take any public action for the purpose of convening a shareholders meeting of the Company or any of its successors or subsidiaries or, directly or indirectly, act to encourage, or induce others to take such action;

               (iv) except as may be required by applicable laws, rules or regulations, make any public announcement or disclosure relating to the acquisition of Voting Securities or a merger, business combination, sale of assets, liquidation, restructuring, recapitalization or other extraordinary corporate transaction relating to the Company or any of its successors or subsidiaries;

               (v) deposit Voting Securities into a voting trust or subject Voting Securities to voting agreements, except as provided in Section
        6.1 hereof, or grant any proxy with respect to any Voting Securities to any person not designated by the Company who is not an officer, director or employee of Shareholder;

               (vi) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) for the purpose of acquiring, holding, voting or disposing of securities of the Company or any of its successors or subsidiaries or otherwise with respect to the Company or taking any other actions restricted or prohibited under any clause of this Section 2.1;

               (vii) disclose publicly any intention, plan or arrangement inconsistent with the foregoing or the other provisions of this Agreement relating to any Voting Securities; or

               (viii) enter into any discussions, negotiations, arrangements or understandings with any third party with a view to, or advising, aiding, abetting, soliciting, inducing or encouraging, any action prohibited by any of the foregoing.

                                    SECTION 3

                            RESTRICTIONS ON TRANSFER

        3.1 TRANSFER RESTRICTIONS. The Shareholder will not, at any time:

               (i) Directly or indirectly, sell, transfer any beneficial interest in, pledge, hypothecate or otherwise dispose, or offer to sell, transfer any beneficial interest in, pledge, hypothecate or otherwise dispose (collectively, "Transfer"), any shares of Company Common Stock within 90 days after the date of this Agreement except to any Permitted Transferee;

               (ii) Transfer any Company Common Stock to any transferee (other than Permitted Transferees) unless prior thereto, at least a majority of the Independent Directors shall have specifically expressed in a resolution that such transferee is not a competitor of the Company, which resolution shall be voted upon by the Independent Directors at least ten (10) Business Days after receiving a written request from the Shareholder therefor;

               (iii) Transfer in the aggregate, in one or more transactions, Company Common Stock representing more than 2.5% of the Total Voting Power to any single transferee or group of related transferees (other than Permitted Transferees);

               (iv) Transfer Company Common Stock to any transferee or group of related Transferees (other than Permitted Transferees) that, following such Transfer, would own more than 2.5% of the Total Voting Power; or

               (v) Transfer Series E Preferred Stock or any other capital stock of the Company (other than Company Common Stock in accordance with this Section 3.1) to any Person (other than Permitted Transferees).

        3.2 MARKET STANDOFF. The Shareholder shall not, to the extent requested by the Company and any underwriter of Company Common Stock or other securities of the Company, directly or indirectly, sell, offer to sell, contract to sell, grant any option to purchase or otherwise transfer or dispose of any securities of the Company held by it for a period of up to 90 days following the commencement date of a public offering of such Company Common Stock or other securities of the Company.

        3.3 STOP TRANSFER ORDER. The Company shall not be required (i) to transfer on its books any Company Common Stock or other capital stock of the Company that shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such Company Common Stock or accord the right to vote as such owner or pay dividends to any transferee to whom such Company Common Stock or other capital stock of the Company shall have been so transferred in violation of any the provisions set forth in this Agreement. Any purported transfer of Company Common Stock or other capital stock of the Company by any holder that is not in compliance with the terms and conditions of this Agreement shall be void, and the transferee under any such purported transfer shall acquire no title or ownership thereby. The Shareholder hereby agrees to the entry of a stop transfer order with the transfer agent or agents of the Company against the transfer of Company Common Stock and other capital stock of the Company except in compliance with the requirements of this Agreement.

        3.4 LEGEND. To assist in effectuating the provisions of this Agreement, the Shareholder hereby consents to the placement of the following legend on all certificates representing the capital stock of the Company beneficially owned by it until termination of this Agreement:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF AN AGREEMENT BETWEEN THE SHAREHOLDER AND THE COMPANY AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE THEREWITH. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICE OF THE SECRETARY OF THE COMPANY.

        3.5 PERMITTED TRANSFEREES; OTHER TRANSFEREES. No Person shall be a Permitted Transferee hereunder unless (i) such Person shall agree in writing to be bound by the terms of this Agreement and (ii) if such person is a Wholly Owned Subsidiary, such Person shall agree in writing for the benefit of the Company that at any time such Person ceases to be a Wholly Owned Subsidiary, such Person shall transfer back to the Shareholder any Company Common Stock acquired from the Shareholder. Other than Permitted Transferees, no transferee of Company Common Stock from the Shareholder pursuant to the terms of this Agreement shall be bound by this Agreement.

                                    SECTION 4

                             RIGHT OF FIRST REFUSAL

        4.1 RIGHT OF FIRST REFUSAL. Prior to making any sale, transfer or other disposition of Company Common Stock in a Private Sale to any Person (other than Permitted Transferees), and subject to the provisions of Section 3, the Shareholder shall give the Company the opportunity to purchase such securities in the following manner:

               (i) The Shareholder shall give notice (the "Transfer Notice") to the Company in writing of such intention specifying the number of shares of Company Common Stock proposed to be sold or transferred to one or more bona fide third party transferees, the proposed aggregate price of the Company Common Stock to be transferred, which shall be in cash only and not subject to a financing condition (the "Transfer Consideration"), the identity of the transferee and the other material terms upon which such transfer is proposed to be made.

               (ii) The Company shall have the right, exercisable by written notice given by the Company to the Shareholder within three (3) Business Days (except as such date may be extended as provided below) after receipt of the Transfer Notice, to purchase (or to cause a Person designated by the Company to purchase) all of the shares of Company Common Stock specified in such Transfer Notice for cash in an amount equivalent to the Transfer Consideration and otherwise upon substantially the same terms and conditions set forth in the Transfer Notice.

               (iii) If the Company or its assigns exercises the right of first refusal hereunder, the closing of the purchase of the Company Common Stock with respect to which such right has been exercised shall take place on such date as the Company and the Shareholder shall agree, which
        (A) if the Transfer Consideration is equal to or greater than $3.0 million, shall be within 20 days after the Company or its assigns gives notice of such exercise and (B) if the Transfer Consideration is less than $3.0 million, shall be within 10 days after the Company or its assigns gives notice of such exercise, which period of time shall, in each case, be extended, as necessary, in order to comply with applicable securities and other applicable laws and regulations. Upon exercise of its right of first refusal, the Company or its assigns and the Shareholder shall be legally obligated to consummate the purchase contemplated thereby and shall use their reasonable best efforts to secure any approvals required in connection therewith.

               (iv) If neither the Company nor its assigns exercise the right of first refusal under this Section 4 with respect to proposed transfers of Company Common Stock within the three (3) Business Day time period specified for such exercise, the Shareholder shall be free (without regard to the provisions of Section 5), during the period of 45 days following the expiration of such time for exercise, to sell the Company Common Stock on terms no less favorable to the Shareholder than those presented to the Company in the Transfer Notice at a price not less than the Transfer Consideration. If the Shareholder does not consummate such a sale within such 45-day period, it shall be required to comply with this Section 4 or, if applicable, Section 5 prior to making, or offering to make, any sale, transfer or other disposition of Company Common Stock.

        4.2 ASSIGNMENT OF RIGHT OF FIRST REFUSAL. The Company may assign its rights under Section 4.1 hereof to other persons who shall then be entitled to purchase such securities.

                                    SECTION 5

                              RIGHT OF FIRST OFFER

        5.1 SHAREHOLDER OFFERS. Prior to making any offer to sell, transfer or otherwise dispose of any shares of Company Common Stock to any Person (other than any Permitted Transferee) pursuant to an underwritten public offering or pursuant to Rule 144 under the Securities Act, the Shareholder shall give the Company three (3) Business Days prior written notice (the "Offer"), of the Shareholder's desire to sell shares of Company Common Stock (the "Offered Securities"), stating the number of shares of Company Common Stock to be offered and the other material terms of such proposed sale. Such notice shall include a representation to the Company that the Shareholder has a good faith intention to sell such shares of Company Common Stock on the terms specified therein. The Offer shall constitute an offer by the Shareholder, irrevocable for three (3) Business Days, to the Company for all of the Offered Securities at a price per share equal to the Market Price and otherwise on the terms specified in the Offer.

        5.2 ACCEPTANCE OF OFFER. Within three (3) Business Days after receipt of an Offer, the Company may elect to provide written notice to the Shareholder (an "Acceptance Notice") that the Company has elected to purchase all of the Offered Securities. If the Company fails to provide an Acceptance Notice to the Shareholder by the end of such three (3) Business Day period, the Company shall be deemed to have elected not to purchase the Offered Securities.

        5.3 CLOSING. The closing of any sale of Offered Securities shall take place on such date as the Company and the Shareholder shall agree, which (i) if the aggregate Market Price of the Offered Securities is equal to or greater than $3.0 million, shall be within 20 days after the date of the Acceptance Notice and (ii) if the aggregate Market Price of the Offered Securities is less than $3.0 million, shall be within 10 days after the date of the Acceptance Notice (subject in each case to extension to comply with applicable securities and other applicable laws and regulations related to the transfer of the Offered Securities to the Company).

        5.4 LIMITATION OF RIGHTS. If the Company does not elect to purchase the Offered Securities within the three (3) Business Day period specified in Section
5.2 hereof, then the Shareholder must sell all (without regard to the provisions of Section 4), but not less than all, of the Offered Securities at not less than the applicable Market Price and otherwise on terms no less favorable to the Shareholder than those presented to the Company in the Offer on or before the 90th day following the expiration of the three (3) Business Day period in
Section 5.2 hereof (subject to extension to comply with applicable securities and other applicable laws and regulations related to the transfer of the Offered Securities from the Shareholder to the purchasers). If the Offered Securities have not been sold within such 90-day period (as extended, if necessary, pursuant to the preceding sentence), then the Shareholder may not sell any Offered Securities unless it provides the Company with a new Offer pursuant to
Section 5.1 hereof.

        5.5 ASSIGNMENT OF RIGHT OF FIRST OFFER. The Company may assign its rights under this Section 5 to other persons who shall then be entitled to accept the Offer and purchase such securities.

                                    SECTION 6

                                VOTING PROVISIONS

        6.1 VOTING BY SHAREHOLDER. With respect to the election of directors of the Company, for a period of three (3) years after the date of this Agreement, the Shareholder shall vote and cause to be voted all shares of Company Common Stock directly or indirectly owned by the Shareholder in the manner recommended to shareholders by the Company's Board of Directors (so long as (i) such Board of Directors includes at least


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

one member designated by the Shareholder or (ii) at the time of such vote, the Shareholder beneficially owns at least 5% of the Total Voting Power). With respect to all other matters submitted to the vote of the shareholders of the Company, for a period of three (3) years after the date of this Agreement (except with respect to (i) a proposed business combination or other transaction that would result in a Change of Control or (ii) if, at the time of such vote the Shareholder beneficially owns at least 10% of the Total Voting Power, a proposed Dilutive Transaction; provided, however, that if one or more of the Shareholder's designees to the Company's Board of Directors votes in favor of any such proposed Dilutive Transaction or Change of Control, the Shareholder shall vote in favor of such transaction) the Shareholder shall vote all shares of Company Common Stock owned by it in the same proportion as all other shareholders of the Company vote on any such matter.

        6.2 PRESENCE FOR QUORUM. The Shareholder and its Affiliates, as holders of Company Common Stock, shall be present, in person or by proxy, at all meetings of shareholders of the Company with respect to which Shareholder receives notice so that all shares of Company Common Stock directly or indirectly owned by it and its Affiliates may be counted for the purpose of determining the presence of a quorum at such meetings.

                                    SECTION 7

                              BOARD REPRESENTATION

        7.1 DIRECTOR NOMINEES. Until such time as the Shareholder beneficially owns less than 5% of the Total Voting Power, the Shareholder will be entitled to designate one person (who shall be Thomas Unterman or any other officer of the Shareholder reasonably satisfactory to the Independent Directors) as a nominee for election to the Company's Board of Directors. If at any time when the Shareholder beneficially owns at least 5% of the Total Voting Power, the total number of members of the Company's Board of Directors is increased to ten (10), the Shareholder shall be entitled to designate an additional person (who shall be any officer of the Shareholder reasonably satisfactory to the Independent Directors) as a nominee for election to the Company's Board of Directors. If at any time when the Shareholder beneficially owns at least 5% of the Total Voting Power, the total number of members of the Company's Board of Directors is increased to a number greater than ten (10), the number of persons that the Shareholder shall be entitled to designate as nominees for election to the Company's Board of Directors shall be increased (provided that each such designee shall be an officer of the Shareholder reasonably satisfactory to the Independent Directors) so that the proportion of Shareholder designees to total members of the Company's Board of Directors shall approximate (as closely as possible) the proportion of shares of Company Common Stock beneficially owned by the Shareholder to the total outstanding shares of Company Common Stock. If Shareholder sells, transfers or otherwise disposes of any Company Common Stock, the number of persons that the Shareholder shall be entitled to designate as nominees for election to the Company's Board of Directors shall be decreased so that the proportion of Shareholder designees to total members of the Company's Board of Directors shall approximate (as closely as possible) the proportion of shares of Company Common Stock beneficially owned by the Shareholder to the total outstanding shares of Company Common Stock; provided that Shareholder shall continue to have the right to designate at least one nominee until such time as Shareholder beneficially owns less than 5% of the Total Voting Power.

        7.2 SOLICITATION OF PROXIES; NO TRANSFER. The Company agrees to solicit proxies for, and recommend that its shareholders vote in favor of, each of the designees nominated for election to the Company's Board of Directors by the Shareholder. If a designee shall cease to be a director of the Company for any reason other than expiration of his or her term and the Shareholder shall at such time beneficially own at least 5% of the Total Voting Power, the Company shall promptly, upon the request of the Shareholder, use its reasonable best efforts to cause the election or appointment of a person selected by the Shareholder (who shall be any officer or director of the Shareholder reasonably satisfactory to the Independent Directors) to replace such designee. The right to designate directors of the Company pursuant to this Section 7 is personal to the Shareholder and may not be transferred in any manner without the consent of the Independent Directors.

                                    SECTION 8

                                EQUITY ACCOUNTING

               If the Shareholder elects to account for its investment in the Company pursuant to the equity method, if requested by the Shareholder, the Company will furnish to the Shareholder information that is required by generally accepted accounting principles to enable the Shareholder to account for its investment in the Company pursuant to the equity method, to the extent reasonably available to the Company.

                                    SECTION 9

                                  MISCELLANEOUS

        9.1 TERMINATION. This Agreement shall terminate upon the earliest to occur of the following: (i) the fifth anniversary of the date of this Agreement;
(ii) the date on which the Shareholder, together with the Times Mirror Foundation and the L.A. Times Fund, beneficially owns less than 5% of the Total Voting Power; and (iii) a Change of Control; provided, however, that the provisions of Sections 1, 2 and 9 shall not terminate upon the occurrence of the date in clause (ii) above and shall terminate upon the earlier to occur of the date set forth in clause (i) or clause (iii).

        9.2 SPECIFIC ENFORCEMENT. The Company and the Shareholder acknowledge and agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and it would be extremely impracticable and difficult to measure damages. Accordingly, in addition to any other rights and remedies to which the parties may be entitled by law or equity, the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provision of this agreement and to enforce specifically the term and provisions hereof, and the parties expressly waive (a) the defense that a remedy in damages will be adequate and (b) any requirement, in an action for specific performance, for the posting of a bond.

        9.3 GOVERNING LAW. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Florida. The Company and the Shareholder each hereby consents to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereby in the United States District Court for the Southern District of Florida. The Company and the Shareholder each also agrees that service of process may be accomplished pursuant to the provisions of Section 9.8 hereof.

        9.4 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

        9.5 ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with the Merger Agreement and the Ancillary Agreements (as defined in the Merger Agreement) constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

        9.6 PUBLICITY. Neither the Company nor the Shareholder shall issue any press release or otherwise make an public statement with respect to the transactions contemplated by this Agreement without consulting the other party, except as may be required by applicable law or regulation.

        9.7 CONFIDENTIALITY. The Shareholder acknowledges and agrees that any information or data it has acquired from the Company, not otherwise properly in the public domain, was received in confidence. The Shareholder agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement, or use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any such confidential information of the Company.

        9.8 NOTICES, ETC. Unless otherwise provided, any notice, request, demand or other communication required or permitted under this Agreement shall be given in


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

writing and shall be deemed effectively given upon personal delivery to the party to be notified, or when sent by telex or telecopier (with receipt confirmed), or one Business Day following deposit with overnight courier or three Business Days following deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed as follows (or at such other address as a party may designate by notice to the other):

        If to the Company:

        Big Entertainment, Inc.
        2255 Glades Road, #237W
        Boca Raton, Florida  33431-7383
        Attention:    President
        Facsimile:    (561) 998-2970

        with a copy to:

        Weil, Gotshal & Manges LLP
        767 Fifth Avenue
        New York, New York  10153
        Attention:    Howard Chatzinoff, Esq.
        Facsimile:    (212) 735-4989

        If to the Shareholder:

        The Times Mirror Company
        220 West First Street
        Los Angeles, California  90012
        Attention:  Thomas Unterman
        Facsimile:    (213) 237-3705

        with a copy to:

        The Times Mirror Company
        220 West First Street
        Los Angeles, California 90012
        Attention:    William A. Niese, Esq.
        Facsimile:    (213) 237-7696

        9.9 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, this Agreement shall continue in full force and effect without said provision. In such event, the parties shall negotiate, in good faith, a legal, valid and enforceable substitute provision which most nearly effects the intent of the parties in entering into this Agreement.

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

        9.10 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        9.11 FACSIMILE SIGNATURES. Any signature page delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

        9.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.




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               The foregoing agreement is hereby executed as of the date first above written.

                                      BIG ENTERTAINMENT, INC.


                                      By:  /s/  Mitchell Rubenstein
                                           -------------------------------
                                           Name:   Mitchell Rubenstein
                                           Title:  Chief Executive Officer


                                      THE TIMES MIRROR COMPANY


                                      By:  /s/  Thomas Unterman
                                           -------------------------------
                                           Name:   Thomas Unterman
                                           Title:  Executive Vice President and
                                                   Chief Financial Officer



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